UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 676-4300

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2026, Science Applications International Corporation (the “Company”) announced that Paul Eremenko and Admiral Michael Rogers, USN Retired, were appointed as a members of the Board of Directors of the Company (the “Board”) for an initial term beginning on April 8, 2026 (the “Effective Date”) and expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”). In connection with the appointment of Mr. Eremenko and Adm. Rogers to the Board, the Company increased the size of the Board from eleven to thirteen members. As of the Effective Date, Mr. Eremenko and Adm. Rogers will each become members of both the Audit Committee and the Technology Committee of the Board.

Mr. Eremenko is a highly accomplished executive and technologist with extensive experience leading advanced engineering, research and development, and innovation across multiple industries. He is the CEO and Co-Founder of P-1 AI, focused on agentic AI for complex systems engineering. From 2020 to 2024, he was CEO of Universal Hydrogen Co., which operated the largest fuel cell-powered passenger airliner. From 2018 to 2019, he served as Senior Vice President and CTO at United Technologies Corporation (UTC), leading 30,000 engineers and contributing to the merger forming Raytheon Technologies (now RTX Corporation). Previously, he was CTO of Airbus SE, founding CEO of Acubed (Airbus’ Silicon Valley innovation center), and served on Airbus Ventures’ investment committee. From 2013 to 2015, he was Director of Engineering at Google’s Advanced Technology and Projects group (including Motorola Mobility). Earlier, he held roles at DARPA, including Deputy Director of the Tactical Technology Office, earning the Distinguished Public Service Medal. Mr. Eremenko currently serves on the Board of Directors of Eve Holding Inc., an aerospace company (NYSE: EVEX).

Mr. Eremenko earned his undergraduate and Master’s degrees in aeronautics from the Massachusetts Institute of Technology (MIT) and California Institute of Technology (Caltech), respectively. Mr. Eremenko also holds a J.D. from Georgetown University. His leadership and expertise in AI, aerospace research and development, and managing advanced technology organizations, as well as his experience in the government sector, position him as a pioneer in driving technological transformation, providing the Board with invaluable insights to guide strategic decisions and foster innovation-led growth.

Adm. Michael Rogers is a retired four-star officer with 37 years of extensive experience and expertise in military operations, cyber operations, intelligence, advanced technology, national security, and the defense of U.S. military networks. He retired from the U.S. Navy in 2018 after a distinguished career, culminating as Director of the National Security Agency and Commander of U.S. Cyber Command (2014–2018). Prior to that, he led U.S. Fleet Cyber Command and U.S. Tenth Fleet (2011–2014) and served as Director of Intelligence for U.S. Indo-Pacific Command and the Joint Staff (2007–2011). Prior to becoming a flag officer, he served as the Special Assistant to the Chairman of the Joint Chiefs of Staff. A flag officer from 2007 to 2018, he held numerous assignments from 1981 to 2007 in maritime operations, cryptology, intelligence, and joint operations both afloat and ashore around the world.

Following his military career, Adm. Rogers serves in a variety of senior advisory roles around the world in the areas of cybersecurity, defense technology, geopolitics, investment, digital innovation, AI, quantum computing, robotics, and leadership across multiple firms, think tanks, and venture funds. He has been a senior advisor at the Brunswick Group since 2019 and is an adjunct Professor at Northwestern University’s Kellogg School of Management.

He holds a Bachelor’s business degree from Auburn University, a Master’s degree in national security from National Defense University graduating with highest distinction and is a graduate (with distinction) of the U.S. Naval War College. He is also a MIT Seminar XXI fellow and a Harvard University Senior Executive in National Security alum. Admiral Rogers’ distinguished career as a four-star Navy officer combined with his extensive US and global expertise in technology, intelligence, geopolitics, and defense makes him uniquely qualified to provide invaluable insights and governance on the Board.

In connection with their service on the Board, Mr. Eremenko and Adm. Rogers will be entitled to receive the standard annual cash and equity compensation paid to all non-employee directors of the Company, pro-rated until the 2026 Annual Meeting, and to participate in the Company’s Deferred Compensation Plan, which allows directors to defer 100% of the cash retainer and meeting fees they receive in connection with their service as a member of the Board.

There are no arrangements or understandings between Mr. Eremenko, Adm. Rogers, and any other persons pursuant to which Mr. Eremenko or Adm. Rogers were selected as directors of the Company. There are no relationships or related transactions between Mr. Eremenko, Adm. Rogers or any members of their immediate family and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: April 9, 2026	By:	/s/ Hilary L. Hageman
Hilary L. Hageman
Executive Vice President, General Counsel and Corporate Secretary

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